Exhibit 4.2

KULICKE AND SOFFA INDUSTRIES, INC.

2007 ALPHASEM EMPLOYEE STOCK OPTION PLAN

SECTION 1

Purpose

This 2007 ALPHASEM EMPLOYEE STOCK OPTION PLAN (“Plan”) is intended to provide a means whereby KULICKE AND SOFFA INDUSTRIES, INC. (“Company”) and any Subsidiary (as hereinafter defined) may, through the grant of nonqualified stock options (“Options”) to Employees (as defined in Section 3), retain Employees and motivate such Employees to exercise their best efforts on behalf of the Company and of any Subsidiary.

The term “Subsidiary” means any corporation (whether or not in existence at the time the Plan is adopted) which, at the time an Option is granted, is a subsidiary of the Company under the definition of “subsidiary corporation” contained in section 424(f) of the Internal Revenue Code of 1986, as amended (the “Code”). The term Subsidiary shall also mean any trade or business (whether or not incorporated and whether or not in existence at the time the Plan is adopted) in which, at the time the Option is granted, the Company owns a more than 50% equity interest.

SECTION 2

Administration

The Plan shall be administered by the Company’s Management Development and Compensation Committee (“Committee”), which shall consist solely of not fewer than two (2) “non-employee directors” (within the meaning of Rule 16b-3(b)(3) under the Securities Exchange Act of 1934, or any successor thereto) of the Company who are also “outside directors” (within the meaning of Treas. Reg. §1.162-27(e)(3), or any successor thereto), who shall be appointed by, and shall serve at the pleasure of, the Company’s Board of Directors (“Board”). Each member of such Committee, while serving as such, shall be deemed to be acting in his or her capacity as a director of the Company.

The Committee shall have the authority, subject to the terms of the Plan, to select the persons to be granted Options under the Plan, to grant Options on behalf of the Company, and to set the date of grant and the other terms of such Options. The Committee may correct any defect, supply any omission and reconcile any inconsistency in the Plan and in any Option granted hereunder in the manner and to the extent it shall deem desirable. The Committee also shall have the authority to establish such rules and regulations, not inconsistent with the provisions of the Plan, for the proper administration of the Plan, and to amend, modify or rescind any such rules and regulations, and to make such determinations and interpretations under, or in connection with, the Plan, as it deems necessary or advisable. All such rules, regulations, determinations and interpretations shall be binding and conclusive upon the Company, its Subsidiaries and shareholders and all officers and employees and former officers and employees, and upon their respective legal representatives, beneficiaries, successors and assigns and upon all other persons claiming under or through any of them. The Committee may delegate to the Office of the President and/or to other senior officers of the Company its duties under the Plan pursuant to such conditions or limitations as the Committee may establish, except that only the Committee may make any awards to or determinations regarding grants to employees who are subject to Section 16 of the Securities Exchange Act of 1934.

No member of the Board or the Committee, and no delegate of the Committee, shall be liable for any action or determination made in good faith with respect to the Plan or any Option granted hereunder.

SECTION 3

Eligibility

The class of employees who shall be eligible to receive Options under the Plan shall be the employees, excluding non-employee directors, of the Company formally known as Alphasem. (“Employees”).

SECTION 4

Stock

Subject to adjustment as hereinafter provided, the aggregate number of shares of common stock of the Company, no par value (“Common Shares”), that may be subject to Options under the Plan shall not exceed (i) 150,000 shares.

SECTION 5

Options

(a) Terms and Conditions of Options. The Options granted pursuant to the Plan shall include expressly or by reference the following terms and conditions, as well as such other provisions not inconsistent with the provisions of this Plan as the Committee shall deem desirable:

(1) Number of Shares. A statement of the number of Common Shares to which the Option pertains.

(2) Price. A statement of the Option exercise price, which shall be determined and fixed by the Committee in its discretion at the time of grant, but shall not be less than 100% of the Fair Market Value of the optioned Common Shares on the date the Option is granted. The term “Fair Market Value” shall mean the value of the Common Shares arrived at by a good faith determination of the Committee and shall be:

(3) Term. Subject to earlier termination as provided in Subsections (6) through (8) below, the term of each Option shall be not more than 10 years and 1 month from the date of grant, unless otherwise provided in the applicable Grant Letter.

(4) Exercise.

(A) General. All Options granted shall vest and be exercisable beginning on the first anniversary of the grant date.

(B) Manner of Payment. The Option price shall be payable in cash or its equivalent. All transactions are handled through the 3rd party Stock Plan Administrator (Fidelity Investments, Inc.) and local Payroll Departments.

(5) Termination of Employment. If an Employee’s employment by the Company (and Subsidiaries) is terminated by either party prior to the expiration date fixed for his or her Option for any reason other than death, disability, Retirement or Cause (as hereinafter defined), such Option may be exercised, to the extent of the number of shares with respect to which the Employee could have exercised it on the date of such termination, or to any greater extent permitted by the Committee, by the Employee at any time prior to the earlier of:

(A) The expiration date specified in such Option; or

(B) Three months after the date of such termination of employment.

If an Employee’s employment by the Company (and Subsidiaries) is terminated for Cause, all Options held by the Employee shall terminate concurrently with receipt by the Optionee of oral or written notice that his or her employment has been terminated. For purposes of this Plan, termination for Cause shall include termination by reason of any dishonest or illegal act, or any willful refusal or failure to perform duties properly assigned.

(6) Exercise upon Retirement of Employee. If an Employee’ s employment is terminated prior to the expiration date fixed for his or her Option by reason of Retirement (as hereinafter defined), such Option shall accelerate and may be exercised, to the extent it remains unexercised on the date of such Retirement, by the Employee at any time prior to the earlier of:

(A) The expiration date specified in such Option; or

(B) One year after the date of such Retirement.

For purposes of this Plan, Retirement shall mean, effective for options granted on or after February 12, 2002, an Employee’s retirement from the Company or one of its Subsidiaries at or after attaining age 50 and completing at least three years of employment with the Company and its Subsidiaries, provided the sum of the Employee’s age and years of employment with the Company and its Subsidiaries equals or exceeds 60. The Office of the President of the Company shall have the authority to grant requests for termination on account of Retirement under the Plan, provided the requirements of the foregoing standard are met. With respect to options granted prior to February 12, 2002, Retirement shall mean (i) for options granted on or after May 16, 2000, an Employee’s retirement from the Company or one of its Subsidiaries at or after attaining the customary retirement age for the Employee’s country (as determined by the Company, in its sole discretion) and completing at least five years of employment with the Company and its Subsidiaries, or before such time if expressly agreed to by the Company, and (ii) for options granted prior to May 16, 2000, an Employee’s retirement from the Company or one of its Subsidiaries at or after attaining the customary retirement age for the Employee’s country (as determined by the Company, in its sole discretion).

(7) Exercise upon Disability of Employee. If an Employee shall become disabled (within the meaning of any applicable short-term disability or long-term disability program of the Company or a Subsidiary, or as otherwise determined by the Committee) during his or her employment and, prior to the expiration date fixed for his or her Option, his or her employment is terminated as a consequence of such disability, such Option shall accelerate and may be exercised, to the extent it remains unexercised on the date of such termination, by the Employee at any time prior to the earlier of:

(A) The expiration date specified in such Option; or

(B) One year after the date of such termination of employment.

In the event of the Employee’s legal disability, such Option may be so exercised by the Employee’s legal representative.

(8) Exercise upon Death of Employee. If an Employee shall die during his or her employment and prior to the expiration date fixed for his or her Option, or if an Employee whose employment is terminated for any reason shall die following his or her termination of employment but prior to the earliest of:

(A) The expiration date fixed for his or her Option;

(B) The expiration of the period determined under Subsections (5), (6) (if applicable), and (7) above;

his or her Option shall accelerate and may be exercised, to the extent it remains unexercised on the date of his or her death, by the Employee’s estate, personal representative or beneficiary who acquired the right to exercise such Option by bequest or inheritance or by reason of the death of the Employee, at any time prior to the earlier of:

(i) The expiration date specified in such Option; or

(ii) One year after the date of death.

(9) Rights as a Shareholder. An Employee shall have no rights as a shareholder with respect to any shares covered by his or her Option until the issuance of a stock certificate to him or her for such shares.

(b) Grant Letters. Options granted under the Plan shall be evidenced by written documents (“Grant Letters”) in such form as the Committee shall, from time to time, approve, which Grant Letters shall contain such provisions, not inconsistent with the provisions of the Plan, for Options granted pursuant to the Plan as the Committee shall deem advisable. Each Employee shall be bound by the terms of the Grant Letter.

SECTION 6

Capital Adjustments

The number of shares which may be issued under the Plan, as stated in Section 4 hereof, and the number of shares issuable upon exercise of outstanding Options under the Plan (as well as the Option exercise price per share under such outstanding Options) shall, subject to the provisions of section 424(a) of the Code, be adjusted, as may be deemed appropriate by the Committee, to reflect any stock dividend, stock split, share combination, or similar change in the capitalization of the Company.

In the event of a corporate transaction (as that term is described in section 424(a) of the Code and the Treasury Regulations issued thereunder as, for example, a merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation), each outstanding Option shall be assumed by the surviving or successor corporation; provided, however, that in the event of a proposed corporate transaction, the Committee may terminate all or a portion of the outstanding Options if it determines that such termination is in the best interests of the Company. If the Committee decides to terminate outstanding Options, the Committee shall give each Employee holding an Option to be terminated not less than ten days’ notice prior to any such termination by reason of such a corporate transaction, and any such Option which is to be so terminated shall become fully exercisable and may be exercised up to, and including the date immediately preceding such termination.

The Committee also may, in its discretion, change the terms of any outstanding Option to reflect any such corporate transaction.

SECTION 7

Amendment or Discontinuance of the Plan

At any time and from time to time, the Board may unilaterally suspend or terminate the Plan or amend it, and the Committee may amend any outstanding Options, in any respect whatsoever, provided, however, that no such suspension, discontinuance or amendment shall materially impair the rights of any holder of an outstanding Option without the consent of such holder.

SECTION 8

Termination of Plan

Unless earlier terminated as provided in the Plan, the Plan and all authority granted hereunder shall terminate absolutely at 12:00 midnight on January 3, 2017, which date is within ten years after the date the Plan was adopted by the Board, and no Options hereunder shall be granted thereafter. Nothing contained in this Section 9, however, shall terminate or affect the continued existence of rights created under Options issued hereunder and outstanding on September 27, 2009 which by their terms extend beyond such date.

SECTION 9

Miscellaneous

(a) Governing Law. The Plan and the Grant Letters entered into, and the Options granted thereunder, shall be governed by the applicable Code provisions to the maximum extent possible. Otherwise, the operation of, and the rights of Employees under, the Plan, the Grant Letters, and the Options shall be governed by applicable United States federal law and otherwise by the laws of the Commonwealth of Pennsylvania.

(b) Rights. Neither the adoption of the Plan nor any action of the Board or the Committee shall be deemed to give any individual any right to be granted an Option, or any other right hereunder, unless and until the Committee, in its sole discretion, shall have granted such individual an Option, and then his or her rights shall be only such as are provided by this Plan and the Grant Letter.

Any Option under the Plan shall not entitle the holder thereof to any rights as a shareholder of the Company prior to the exercise of such Option and the issuance of the shares pursuant thereto. Further, notwithstanding any provisions of the Plan or any Grant Letter with an Employee, the Company shall have the right, in its discretion, to retire an Employee at any time pursuant to its retirement rules or otherwise to terminate his or her employment at any time for any reason whatsoever.

(c) No Obligation to Exercise Option. The granting of an Option shall impose no obligation upon an Employee to exercise such Option.

(d) Non-Transferability. Except as otherwise provided by the Committee, no Option shall be assignable or transferable by the Employee otherwise than by will or by the laws of descent and distribution, and subject to the preceding clause, during the lifetime of the Employee, any Options shall be exercisable only by him or her or by his or her guardian or legal representative. If an Employee is married at the time of exercise of an Option and if the Employee so requests at the time of exercise, the certificate or certificates issued shall be registered in the name of the Employee and the Employee’s spouse, jointly, with right of survivorship.

(e) Withholding to Satisfy Tax Obligations. The obligation of the Company to deliver Common Shares to an Employee pursuant to any Option under the Plan shall be subject to applicable tax withholding requirements.

(f) Listing and Registration of Shares. Each Option shall be subject to the requirement that, if at any time the Committee shall determine, in its discretion, that the listing, registration or qualification of the shares covered thereby upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Option or the purchase or vesting of shares thereunder, or that action by the Company or by the Employee should be taken in order to obtain an exemption from any such requirement, no such Option may be exercised, in whole or in part, unless and until such listing, registration, qualification, consent, approval, or action shall have been effected, obtained, or taken under conditions acceptable to the Committee. Without limiting the generality of the foregoing, each Employee or his or her legal representative or beneficiary may also be required to give satisfactory assurance that shares purchased upon exercise of an Option are being purchased for investment and not with a view to distribution, and certificates representing such shares may be legended accordingly.